EXECUTION VERSION

Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of August 12, 2014 (“Effective Date”), by and between Spark Networks, Inc., a Delaware corporation (“Company”) and Michael J. McConnell (“Executive”).

RECITALS

WHEREAS, the Company wishes to appoint Executive, who currently serves as Chairman of the Company’s Board of Directors (the “Board”), to serve as Executive Chairman of the Company.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

AGREEMENT

1.	Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.	Duties.

2.1.	Position. Effective as of the date hereof, Executive is employed on a full-time basis as Executive Chairman, and shall report directly to, and serve at the discretion of the Board, and shall have the duties and responsibilities commensurate with such position as shall be reasonably and in good faith determined from time to time by the Board. Such duties and responsibilities include supervision of senior management personnel, formulation of strategic and business plans and initiatives for the Company and, upon their approval by the Board, their implementation (including resourcing and execution of near-term diagnostic of direct marketing spend), the accuracy and completeness of the Company’s financial and public reporting, including reports filed with the SEC, the financial condition of the Company, shareholder communications and other duties commensurate with those customarily assigned to presidents and chief executive officers of public corporations. Executive shall continue to serve on the Board and as Chairman of the Board. Executive, however, acknowledges that in the event that he is not re-elected as a director of the Company by the stockholders or as Chairman of the Board by the other directors from time to time in accordance with the Company’s certificate of incorporation, bylaws or other applicable constitutional documents, subject to the Company’s compliance with Section 2.2, the resulting termination of his position as a director or as Chairman of the Board will not: (i) affect his position as Executive Chairman of the Company, (ii) terminate this Agreement solely as a result of such termination of his directorship or his chairmanship or (iii) constitute “Good Reason” for termination of his employment, as defined in Section 7.8.

2.2.	Duties. Executive shall perform his duties and responsibilities as the Company’s Executive Chairman fully, faithfully and in a diligent and timely manner throughout the term of his employment with the Company. Except for vacation and illness periods, Executive shall devote substantially all of his business time, energy, skill and efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business interests of the Company, provided, that, notwithstanding the foregoing, Executive may (i) make and manage personal business investments of his choice, (ii) subject to obtaining the prior consent of the Board, which consent will not be unreasonably withheld, serve as a director or in any other capacity of any business enterprise, and (iii) serve in any capacity with any civic, educational, religious or charitable organization, or any governmental entity or trade association. The Company acknowledges and agrees that Executive’s membership on the board of directors of two other public companies and of two non-profit companies does not violate Executives duties as prescribed herein.

3.	Term of Employment. The term of Executive’s employment with the Company under this Agreement shall commence on the Effective Date and shall continue until the sooner of (i) ninety days after the Company’s employment of a new Chief Executive Officer, with the understanding that Executive will make himself available to the new Chief Executive Officer during such ninety day period for consultation, advice and training, and (ii) August 12, 2015, unless otherwise agreed to by the parties.

4.	Compensation.

4.1.	Restricted Stock. In lieu of any cash payment to Executive in the form of base salary, annual bonus, or otherwise, Executive shall:

4.1.1.	be granted 30,000 shares of restricted stock pursuant to the Company’s 2007 Omnibus Incentive Plan (the “Plan”) upon execution of this Agreement, which will be fully vested on August 15, 2014;

4.1.2.	be granted additional shares of restricted stock under the Plan as set forth below:

(i) 60,000 shares of restricted stock granted on August 15, 2014, which grant shall be adjusted on a pro rata basis upon the Board’s determination of Executive’s achievement of certain corporate objectives, as determined in the sole discretion of the Board, at December 31, 2014, with such objectives identifying the number of shares to be awarded for each objective achieved (Executive to be granted shares if the objectives are achieved unless he is earlier terminated for Cause or voluntarily resigns on or before December 31, 2014), the granted shares to vest fifty percent (50%) on December 31, 2015 and the balance on December 31, 2016;

(ii) 35,000 shares of restricted stock granted on August 15, 2014, which shall vest fifty percent (50%) upon the one year anniversary of the Company’s employment of a new Chief Executive Officer, and the balance upon the two year anniversary of the Company’s employment of a new Chief Executive Officer, provided that (A) the CEO is employed within the Term set forth in Section 3, (B) Executive provides consultation, advice and training as provided in this Agreement, and (C) Executive has not been terminated for Cause or voluntarily resigns on or before the one-year anniversary of the Effective Date.

(iii) Up to 25,000 shares of restricted stock at the end of the term of this Agreement, in the sole discretion of the Board.

4.2.	Shareholder Status. Prior to the vesting of any restricted stock granted pursuant to this Agreement (such stock, the “Restricted Shares”), Executive shall have the right to vote the Restricted Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Restricted Shares, and except as expressly provided otherwise in this Agreement, all other rights as a holder of outstanding shares of the Company’s common stock. Notwithstanding the foregoing, the Executive shall not have the right to vote or to receive dividends with respect to the Restricted Shares that revert to the Company pursuant to Section 7.

4.3.	Fees for Board Service. For so long as Executive shall remain on the Board, Executive shall also receive such fees for service on the Board as are currently in effect generally for independent directors on the Board.

5.	Health and Welfare Benefits. Executive shall be eligible for all health and welfare benefits generally available to other executives, officers, or full-time employees of the Company, subject to the terms and conditions of the Company’s policies and benefit plan documents. Company shall pay one hundred percent (100%) of the cost of coverage for all Company health and welfare benefits.

6.	Vacation. Notwithstanding any Company policy to the contrary, Executive shall not accrue vacation as an employee of the Company.

7.	Termination of Employment.

7.1.	General. Following the expiration of the term, unless otherwise agreed to by the parties, either the Company or Executive may terminate Executive’s employment at any time. Upon termination, except as otherwise provided in this Agreement, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits. In the event of a termination for any reason other than the Company’s employment of a new Chief Executive Officer, Executive agrees to resign from the Board upon such termination.

7.2.	Vesting of Restricted Stock. In the event that Executive is terminated for Cause or voluntarily resigns or otherwise terminates without Good Reason, any shares of restricted stock that have been granted but are unvested at the time of termination shall be forfeited and revert to the Company. For any other termination, any such shares shall vest according to Section 4.1.2.

7.3.	Termination for Good Reason. Any termination of Executive’s employment by Executive for Good Reason (as defined in Section 7.8) during the Term of Employment shall be communicated by written notice of termination from the terminating party to the other party (“Notice of Termination”). The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination. A Notice of Termination shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by the Company.

7.4.	Severance upon Termination Without Cause or by Executive with Good Reason. In the event that Executive resigns from employment with the Company for Good Reason, is terminated by the Company without Cause or is terminated on account of the Company finding a new Chief Executive Officer, Executive shall be entitled to a “Severance Package” that consists only of reimbursement of any COBRA payments paid by Executive in the eighteen (18) month period following Executive’s termination of employment in a value not to exceed $2,500 per month; provided, however, that Executive executes, within the thirty (30)-day period following termination, a Separation Agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to receive additional Company contributions as an active participant in any retirement or benefit plan covering employees of the Company, but shall continue to have all rights under each such plan that are afforded to terminated employees and inactive participants.

7.5.	Change in Control. In the event of a Change in Control (as defined in Section 7.8), Executive’s granted but unvested shares of restricted stock will continue to vest as provided in Section 4.1.2.

7.6.	Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

7.7.	Effect of Death or Disability. In the event that Executive’s employment is terminated by reason of a Disability (as defined in Section 7.8), Executive shall be entitled to reimbursement of any COBRA payments paid by Executive or his estate or beneficiaries in the eighteen (18) month period following the date of his Disability; provided, however, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive or his estate or beneficiaries as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). All legally required and authorized deductions and tax withholdings shall be made from the payments described in the previous sentence, including for wage garnishments, if applicable, to the extent required or permitted by law. Payment under this Section 7.7 shall be made not more than once, if at all. Any granted but unvested shares of restricted stock at the time of Executive’s death or Disability will continue to vest as provided in Section 4.1.2.

7.8.	Definitions.

(a) “Cause” shall mean the occurrence during the Term of Employment of any of the following: (i) formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving Executive’s moral turpitude under any applicable law, (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement; or (iii) material breach of this Agreement by Executive.

(b) “Change in Control” shall mean (i) any person or group becomes the beneficial owner or has the right to acquire beneficial ownership, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets (including any equity interests in subsidiaries); (iii) the consummation of a liquidation or dissolution of the Company; (iv) the consummation of a merger, consolidation, business combination, scheme of arrangement, share exchange or similar transaction involving the Company and any other corporation (“Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination; or (v) any combination of the foregoing. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely as a result of (x) a repurchase or redemption of securities by the Company done in the ordinary course of business and the purpose of which is not to effect a Change of Control or (y) a rights issue, recapitalization, capitalization, sub-division or consolidation or a share capital reduction and any other variation of the capital of the Company and/or rights in respect thereof, or capital distribution, so long as in each instance it is done either as part of a reincorporation merger or in the ordinary course of business and in any event is not done to effect a Change of Control.

(c) “Disability” shall mean, to the extent consistent with applicable federal and state law, Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or for a total of one hundred and eighty (180) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(d) “Good Reason” shall mean the occurrence during the Term of Employment of any of the following: (i) a material breach of this Agreement by the Company which is not cured by the Company within thirty (30) days following the Company’s receipt of written notice by Executive to the Company describing such alleged breach; (ii) a reduction in Executive’s title, or a material reduction in Executive’s duties, authorities, and/or responsibilities; or (iii) a requirement by the Company, without Executive’s consent, that Executive relocate to a location greater than thirty-five (35) miles from Executive’s place of residence. Notwithstanding the above, the occurrence of any of the events described in the foregoing sentence shall not constitute Good Reason unless Executive gives the Company written notice, within thirty (30) calendar days after Executive has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute Good Reason and the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice.

(e) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and all applicable guidance promulgated thereunder.

7.9.

Section 280G Best After-Tax. If any payment or benefit that Executive would receive under this Agreement or otherwise, when combined with any other payment or benefit Executive receives that is contingent upon a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then at the sole discretion of the Executive, such Payment shall be either (x) the full amount of such Payment or

(y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, that the Executive chooses which may result in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

8.	General Provisions.

8.1.	Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

8.2.	Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.3.	Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment.

8.4.	Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.

8.5.	Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

8.6.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Los Angeles County, California in any action, suit or proceeding arising out of or relating to this Agreement.

8.7.	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

8.8.	Advice of Counsel. Executive acknowledges that Crowell & Moring LLP did not advise him with respect to this Agreement and that he has had the opportunity to consult with separate counsel in the negotiation and execution of this Agreement. Executive has had sufficient time to, and has carefully read and fully understands all the provisions of, the Agreement, and is knowingly and voluntarily entering into the Agreement. The Company agrees to reimburse Executive for any legal expenses incurred by him in the negotiation and execution of this Agreement in an amount not to exceed $5,000.

8.9.	Entire Agreement. This Agreement, together with the other agreements and documents governing the benefits described in this Agreement constitute the entire agreement between the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signature Page Follows]

SPARK NETWORKS, INC.

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	Director

MICHAEL J. MCCONNELL

/s/ Michael J. McConnell